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           Exhibit 11.1

                              KVH INDUSTRIES, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE
                      (in thousands, except per share data)
                                                                                   Year Ended December 31,
                                                                                1996         1996       1995
           Calculation of earnings per share - basic
           Net income                                                          $2,217        2,456      1,194
                                                                            ==========   ==========   =========
           Shares:
             Common stock outstanding                                           7,049        6,371       4,862
                                                                            ==========   ==========   =========

           Net income per common share - basic                               $                0.39
                                                                                 0.31                     0.25
                                                                            ==========   ==========   =========

           Calculation of earnings per share - diluted
           Net income                                                         $ 2,217        2,456       1,194
                                                                            ==========   ==========   =========
           Shares:
             Common stock outstanding , beginning of period                     6,993        1,601       1,601

             Conversion of preferred stock                                        -          3,260         -

             Weighted average common stock issued during the period                52        1,509          15

             Assumed conversion of convertible preferred stock                    -            -         3,245

             Assumed exercise of common stock options                             561          852       1,015

           Less:
             Purchase of common stock under the treasury stock method            (152)        (167)       (189)
                                                                            ==========   ==========   =========

           Weighted average number of common and common stock equivalent
           shares outstanding                                                   7,497        7,055       5,710
                                                                            ==========   ==========   =========

           Net income per common share - diluted                             $  0.30          0.35       0.21
                                                                            ==========   ==========   =========

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